Exhibit 99.1

Contact: Maria Brous

(863) 680-5339

Publix Reports Fourth Quarter and Annual Results for 2012

LAKELAND, Fla., March 1, 2013 — Publix’s sales for the fourth quarter of 2012, a 13-week period, were $7.0 billion, a 3.6 percent decrease from last year’s $7.2 billion, a 14-week period. Excluding the additional week in the fourth quarter of 2011, sales for the fourth quarter of 2012 would have increased by 3.4 percent. Comparable-store sales for the fourth quarter of 2012 increased 1.2 percent.

Net earnings for the fourth quarter of 2012 were $392.8 million, compared to $399.5 million in 2011, a decrease of 1.7 percent. Earnings per share for the fourth quarter decreased to $0.50 for 2012, down from $0.51 per share in 2011. Net earnings and earnings per share decreased due to the extra week in the fourth quarter of 2011.

Publix’s sales for the fiscal year ended Dec. 29, 2012, a 52-week year, were $27.5 billion, a 1.9 percent increase from last year’s $27.0 billion, a 53-week year. Excluding the additional week in 2011, sales for 2012 would have increased by 3.8 percent. Comparable-store sales for 2012 increased 2.2 percent.

Net earnings for 2012, a 52-week year, were $1.6 billion, a 4.0 percent increase from last year’s $1.5 billion, a 53-week year. Earnings per share increased to $1.98 for 2012, up from $1.90 per share in 2011.

These amounts are based on audited reports that were filed Feb. 28, 2013, with the U.S. Securities and Exchange Commission (SEC). The company’s annual report to the SEC, Form 10-K, is available on its website at www.publix.com/stock.

Effective March 1, 2013, Publix’s stock price increased $0.70 from $22.50 per share to $23.20 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m pleased with the improvement in our operating results for 2012, a 52-week year, as compared with 2011, a 53-week year,” said Publix CEO Ed Crenshaw. “As a result of our associates’ efforts, our stock price reached a new all-time high after considering stock splits.”

Publix is privately owned and operated by its 157,000 employees. Currently Publix has 1,069 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 16 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, www.publix.com. ###